Filed pursuant to Rule 433

Registration No. 333-269522

Issuer Free Writing Prospectus dated February 15, 2024

Relating to Preliminary Prospectus Supplement dated February 15, 2024

Term Sheet

February 15, 2024

Issuer:	Intel Corporation
Anticipated Ratings*:	A3 (Moody’s) / A- (S&P) / A- (Fitch)
Security Type:	SEC Registered
Trade Date:	February 15, 2024
Expected Settlement Date**:	February 21, 2024 (T+3)
Use of Proceeds:	General corporate purposes, including, but not limited to, refinancing of outstanding debt, funding for working capital and capital expenditures.

5.000% Senior Notes due 2031

Size:	$500,000,000
Maturity Date:	February 21, 2031
Coupon:	5.000%
Interest Payment Dates:	February 21 and August 21, commencing on August 21, 2024
Price to Public:	99.633% of the principal amount, plus accrued interest from February 21, 2024, if any
Benchmark Treasury:	UST 4.000% due January 31, 2031
Benchmark Treasury Price/Yield:	98-17+/4.243%
Spread to Benchmark Treasury:	+82 bps
Yield:	5.063%
Make-Whole Call:	T+15 bps for any redemption prior to December 21, 2030
Par Call:	On or after December 21, 2030
CUSIP/ISIN:	458140CN8/US458140CN85

5.150% Senior Notes due 2034

Size:	$900,000,000
Maturity Date:	February 21, 2034
Coupon:	5.150%
Interest Payment Dates:	February 21 and August 21, commencing on August 21, 2024
Price to Public:	99.706% of the principal amount, plus accrued interest from February 21, 2024, if any
Benchmark Treasury:	UST 4.000% due February 15, 2034
Benchmark Treasury Price/Yield:	98-02+/4.238%
Spread to Benchmark Treasury:	+95 bps
Yield:	5.188%
Make-Whole Call:	T+15 bps for any redemption prior to November 21, 2033
Par Call:	On or after November 21, 2033
CUSIP/ISIN:	458140CL2/US458140CL20

5.600% Senior Notes due 2054

Size:	$1,150,000,000
Maturity Date:	February 21, 2054
Coupon:	5.600%
Interest Payment Dates:	February 21 and August 21, commencing on August 21, 2024
Price to Public:	99.697% of the principal amount, plus accrued interest from February 21, 2024, if any
Benchmark Treasury:	UST 4.750% due November 15, 2053
Benchmark Treasury Price/Yield:	105-13/4.421%
Spread to Benchmark Treasury:	+120 bps
Yield:	5.621%
Make-Whole Call:	T+20 bps for any redemption prior to August 21, 2053
Par Call:	On or after August 21, 2053
CUSIP/ISIN:	458140CM0/US458140CM03

Joint Book-Running Managers:	BofA Securities, Inc.
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
Barclays Capital Inc.
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Mizuho Securities USA LLC
RBC Capital Markets, LLC
TD Securities (USA) LLC

Co-Managers:	Academy Securities, Inc.
Commerz Markets LLC
Credit Agricole Securities (USA) Inc.
ICBC Standard Bank Plc***
NatWest Markets Securities Inc.
Standard Chartered Bank
Independence Point Securities LLC
Samuel A. Ramirez & Company, Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers who wish to trade the notes prior to two business days before delivery should consult their advisors in this regard.

***

ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the notes constituting part of its allotment solely outside the United States.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request them by calling (i) BofA Securities, Inc. toll-free at 1-800-294-1322, (ii) Citigroup Global Markets Inc. toll-free at 1-800-831-9146, (iii) Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, (iv) J.P. Morgan Securities LLC (collect) at 1-212-834-4533, (v) Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or (vi) Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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